The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 11, 2016

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 3-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated November , 2016 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments	$ Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate due November 15, 2019 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a minimum payment at maturity of $890 per $1,000 principal amount note and who do not think that the 5-Year Euro ICE Swap Rate determined as described below, which we refer to as the Reference Rate, will be below the Strike Rate of 0.25% as of the Observation Date. As of November 10, 2016, the Reference Rate was 0.078%. The Reference Rate may be negative. If the Reference Rate does not increase sufficiently over the term of the notes such that the Final Reference Rate is greater than the Strike Rate of 0.25%, investors will receive at maturity only $890 per $1,000 principal amount note. If the Final Reference Rate is greater than the Strike Rate, investors will receive at maturity, for each $1,000 principal amount note, $890 plus an Additional Amount equal to $1,000 times the Upside Leverage Factor of at least 16.00 times the difference between the Final Reference Rate and the Strike Rate. Investors will not receive any positive return on the notes if, assuming an Upside Leverage Factor of 16.00, the Reference Rate does not increase sufficiently over the term of the notes such that the Final Reference Rate is greater than 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%. Investors should be willing to lose, and there is a high likelihood that they will lose, up to 11% of their principal amount at maturity. See “Hypothetical Examples of Amount Payable at Maturity" for additional hypothetical payment scenarios.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and the amount an investor receives at maturity will depend on the performance of the Reference Rate. If the Reference Rate does not increase sufficiently over the term of the notes, investors will lose up to 11% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference Rate:	5-Year Euro ICE Swap Rate (the “ICE Swap Rate”) determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount, of $890 plus the Additional Amount, which may be zero.

You will lose up to 11% of your principal amount at maturity if, assuming an Upside Leverage Factor of 16.00, the Final Reference Rate is not greater than 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%. The Strike Rate is higher than the current Reference Rate (which was 0.078% as of November 10, 2016) and is expected to be higher than the Reference Rate on the Pricing Date. Accordingly, the Reference Rate would need to increase sufficiently over the term of the notes for you to avoid a loss of principal or to benefit from the Upside Leverage Factor.

Additional Amount:	For each $1,000 principal amount note: $1,000 × (Final Reference Rate – Strike Rate) × Upside Leverage Factor, provided that the Additional Amount will not be less than $0.
Upside Leverage Factor:	At least 16.00. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 16.00.
Strike Rate:	0.25%. The Strike Rate is not, and is expected to be higher than, the Reference Rate on the Pricing Date.
Final Reference Rate:	The Reference Rate on the Observation Date
Pricing Date:	On or about November 11, 2016
Original Issue Date:	On or about November 16, 2016 (Settlement Date)
Observation Date†:	November 12, 2019
Maturity Date††:	November 15, 2019
CUSIP:	46646E7G1
†	Subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement
††	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $965.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

November     , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012641/crt-dp64830_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650 and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

The Observation Date is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.” Instead, it is subject to adjustment as described below.

With respect to the Observation Date, the Reference Rate refers to the 5-Year Euro ICE Swap Rate, which is the mid-market annual swap rate for a euro interest rate swap with a designated maturity of 5 years that appears on Reuters page “ICESWAP2” (or any successor page) under the heading “EURIBOR BASIS-EUR” and above the caption “11:00 AM Frankfurt” at approximately 11:15 a.m., Frankfurt, Germany, time, on the Observation Date, as determined by the calculation agent. This rate is administered by ICE Benchmark Administration. If on the Observation Date, the Reference Rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page), then the calculation agent will determine the Reference Rate for the Observation Date on the basis of the mid-market, annual swap rate quotations provided to the calculation agent by up to five leading swap dealers, which may include the calculation agent or its affiliates, in the Frankfurt interbank market at approximately 3:00 p.m., Frankfurt time, on the Observation Date. For this purpose, the mid-market, annual swap rate means the mean of the bid and offered rates for the annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating euro interest rate swap transaction with a 5-year term commencing on the Observation Date and in an amount, as determined by the calculation agent, that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to six-month Euro Interbank Offered Rate (ICE Benchmark Administration), which is commonly referred to as the EURIBOR. The calculation agent will select the five swap dealers and will request the principal Frankfurt office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the Reference Rate for the Observation Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three leading swap dealers selected by the calculation agent provide quotations as described above, the Reference Rate will be determined by the calculation agent, in good faith and in a commercially reasonable manner.

JPMorgan Structured Investments —	PS-1
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Rate?

The following table and examples illustrate the hypothetical Additional Amount, hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity on the notes per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Strike Rate of 0.25% and assumes an Upside Leverage Factor of 16.00. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 16.00. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Reference Rate	Additional Amount				Payment at Maturity	Total Return
1.5000%	$200.00	+	$890.00	=	$1,090.00	9.00%
1.2500%	$160.00	+	$890.00	=	$1,050.00	5.00%
1.0000%	$120.00	+	$890.00	=	$1,010.00	1.00%
0.9375%	$110.00	+	$890.00	=	$1,000.00	0.00%
0.7500%	$80.00	+	$890.00	=	$970.00	-3.00%
0.5000%	$40.00	+	$890.00	=	$930.00	-7.00%
0.4500%	$32.00	+	$890.00	=	$922.00	-7.80%
0.4000%	$24.00	+	$890.00	=	$914.00	-8.60%
0.3500%	$16.00	+	$890.00	=	$906.00	-9.40%
0.3000%	$8.00	+	$890.00	=	$898.00	-10.20%
0.2500%	$0.00	+	$890.00	=	$890.00	-11.00%
0.2000%	$0.00	+	$890.00	=	$890.00	-11.00%
0.1500%	$0.00	+	$890.00	=	$890.00	-11.00%
0.1000%	$0.00	+	$890.00	=	$890.00	-11.00%
0.0500%	$0.00	+	$890.00	=	$890.00	-11.00%
0.0000%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.0500%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.1000%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.1500%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.2000%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.2500%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.5000%	$0.00	+	$890.00	=	$890.00	-11.00%
-0.7500%	$0.00	+	$890.00	=	$890.00	-11.00%
-1.0000%	$0.00	+	$890.00	=	$890.00	-11.00%

JPMorgan Structured Investments —	PS-2
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Final Reference Rate is 1.00%. Because the Final Reference Rate is 1.00%, which is greater than the Strike Rate of 0.25%, the Additional Amount is equal to $120 and the investor receives a payment at maturity of $1,010 per $1,000 principal amount note, calculated as follows:

$890 + [$1,000 × (1.00% - 0.25%) × 16.00] = $1,010

Example 2: The Final Reference Rate is 0.40%. Although the Final Reference Rate of 0.40% is greater than the Strike Rate of 0.25%, because the Final Reference Rate is not sufficiently greater than the Strike Rate, the payment at maturity is less than $1,000. In this case, the Additional Amount is equal to $24 and the investor receives a payment at maturity of only $914 per $1,000 principal amount note, calculated as follows:

$890 + [$1,000 × (0.40% - 0.25%) × 16.00] = $914

In this case, the investor loses 8.60% of the principal amount at maturity

Example 3:  The Final Reference Rate is 0.10%. Even though the Final Reference Rate of 0.10% is greater than the Reference Rate of 0.078% as of November 10, 2016 (and assuming that is the Reference Rate on the Pricing Date), because the Final Reference Rate is less than the Strike Rate of 0.25%, the Additional Amount is equal to $0 and the investor receives a payment at maturity of only $890 per $1,000 principal amount note. In this case, the investor loses 11% of the principal amount at maturity.

Example 4: The Final Reference Rate is -0.10%. Because the Final Reference Rate of -0.10% is less than the Strike Rate of 0.25%, the Additional Amount is equal to $0 and the investor receives a payment at maturity of only $890 per $1,000 principal amount note. In this case, the investor loses 11% of the principal amount at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-3
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

Selected Purchase Considerations

•	POTENTIAL PARTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the payment at maturity will be at least $890 per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Reference Rate. Because the notes are unsecured and unsubordinated obligations of JPMorgan Financial and JPMorgan Chase & Co., payment of any amount on the notes is subject to our and JPMorgan Chase & Co.’s ability to pay our and JPMorgan Chase & Co’s obligations as they become due.
•	THE NOTES DO NOT GUARANTEE THE FULL RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity only if the Final Reference Rate is sufficiently greater than the Strike Rate of 0.25%. Assuming an Upside Leverage Factor of 16.00, if the Final Reference Rate does not exceed 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%, you will lose up to 11% of your principal amount at maturity. The Strike Rate is higher than the current Reference Rate (which was 0.078% as of November 10, 2016) and is expected to be higher than the Reference Rate on the Pricing Date. Accordingly, the Reference Rate would need to increase sufficiently over the term of the notes for you to avoid a loss of principal or to benefit from the Upside Leverage Factor. You should be willing to lose, and there is a high likelihood that you will lose, up to 11% of your principal amount at maturity.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — See “Selected Risk Considerations — The Notes Are Not Traditional Fixed Income Securities” in this pricing supplement.
•	RETURN LINKED TO THE 5-YEAR EURO ICE SWAP RATE — The ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating euro interest rate swap transaction with a 5-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating six-month Euro Interbank Offered Rate (“six-month EURIBOR”) based payment stream that is payable semi-annually on the basis of the actual number of days elapsed during a semi-annual period in a 360-day year. Six-month EURIBOR reflects the rate at which banks lend euros to each other for a term of six months in the interbank market in the eurozone.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that it is reasonable to treat the notes as indebtedness and as “contingent payment debt instruments” for U.S. federal income tax purposes, and we intend so to treat the notes. Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Legislation commonly referred to as “FATCA” will apply to the payment on your notes at maturity, and may also apply to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on November 11, 2016 and we had determined the comparable yield on that date, it would have been an annual rate of 1.98%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 1.98%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

JPMorgan Structured Investments —	PS-4
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

•	Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and below.

•	THE NOTES MAY NOT PAY MORE THAN 89% OF THE PRINCIPAL AMOUNT AND THERE IS A HIGH LIKELIHOOD THAT YOUR INVESTMENT WILL RESULT IN A PARTIAL LOSS, EVEN IF THE REFERENCE RATE INCREASES OVER THE TERM OF THE NOTES — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the notes do not guarantee the return of more than 89% of your principal amount at maturity. The return on the notes is linked to the performance of the Reference Rate, and will depend on whether, and the extent to which, the Final Reference Rate is greater than the Strike Rate. The Strike Rate of 0.25% is expected to be higher than the Reference Rate on the Pricing Date. If the Reference Rate does not increase sufficiently over the term of the notes such that the Final Reference Rate is greater than the Strike Rate of 0.25%, you will receive at maturity only $890 per $1,000 principal amount note. However, even if the Final Reference Rate is greater than the Strike Rate, assuming an Upside Leverage Factor of 16.00, if the Final Reference Rate does not exceed 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%, you will lose up to 11% of your principal amount at maturity. The Strike Rate is higher than the current Reference Rate (which was 0.078% as of November 10, 2016) and is expected to be higher than the Reference Rate on the Pricing Date. Accordingly, the Reference Rate would need to increase sufficiently over the term of the notes for you to avoid a loss of principal. You should be willing to lose, and there is a high likelihood that you will lose, up to 11% of your principal amount at maturity.
•	YOUR ABILITY TO BENEFIT FROM THE UPSIDE LEVERAGE FACTOR MAY TERMINATE IF THE FINAL REFERENCE RATE IS LESS THAN OR EQUAL TO THE STRIKE RATE — If the Final Reference Rate is less than or equal to the Strike Rate, you will not benefit from the Upside Leverage Factor and will lose 11% of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and the amount an investor receives at maturity will depend on the performance of the Reference Rate. Assuming an Upside Leverage Factor of 16.00, if the Reference Rate does not increase sufficiently over the term of the notes such that the Final Reference Rate is greater than 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%, investors will lose up to 11% of their principal amount at maturity.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on the Observation Date, the Reference Rate cannot be determined by reference to the applicable Reuters page, the calculation agent will determine the Reference Rate for the Observation Date based on quotations provided by up to five leading swap dealers, which may include the calculation agent or its affiliates. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Furthermore, the ICE Swap Rate is administered by ICE Benchmark Administration, and one of our affiliates is represented on the ICE Swap Rate Oversight Committee, which is responsible for monitoring the administration of the

JPMorgan Structured Investments —	PS-5
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

ICE Swap Rate. We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with participation on the ICE Swap Rate Oversight Committee that might affect the ICE Swap Rate or the notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	PS-6
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

•	THE REFERENCE RATE WILL BE AFFECTED BY A NUMBER OF FACTORS — The Reference Rate will depend on the a number of factors, including, but not limited to:
•	changes in, or perceptions about, future Reference Rate levels;
•	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the Reference Rate;
•	prevailing interest rates: the Reference Rate is subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally; and
•	policy of the European Central Bank regarding interest rates.

These and other factors may have a negative effect on the performance of the Reference Rate.

•	THE REFERENCE RATE MAY BE VOLATILE AND MAY BE NEGATIVE — The Reference Rate is subject to volatility due to a variety of factors affecting interest rates generally, including:
•	sentiment regarding underlying strength in the U.S., European and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S., European and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

The Reference Rate may be negative. Assuming an Upside Leverage Factor of 16.00, if the Reference Rate does not increase sufficiently over the term of the notes such that the Final Reference Rate is greater than 0.9375%, which is 68.75 basis points (0.6875%) above the Strike Rate of 0.25%, investors will lose up to 11% of their principal amount at maturity. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

•	THE ICE SWAP RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the ICE Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate.
•	THE REFERENCE RATE MAY BE CALCULATED BASED ON DEALER QUOTATIONS OR BY THE CALCULATION AGENT IN GOOD FAITH AND IN A COMMERCIALLY REASONABLE MANNER — If on the Observation Date, the Reference Rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page), then the calculation agent will determine the Reference Rate for the Observation Date on the basis of the mid-market, annual swap rate quotations provided to the calculation agent by up to five leading swap dealers, which may include the calculation agent or its affiliates, in the Frankfurt interbank market at approximately 3:00 p.m., Frankfurt time, on the Observation Date. If fewer than three leading swap dealers selected by the calculation agent provide quotations as described above, the Reference Rate will be determined by the calculation agent, in good faith and in a commercially reasonable manner. The Reference Rate determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the ICE Swap Rate.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Upside Leverage Factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

JPMorgan Structured Investments —	PS-7
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

Historical Information

The following graph sets forth the historical weekly performance of the Reference Rate from January 7, 2011 through November 4, 2016. The Reference Rate on November 10, 2016 was 0.078%. We obtained the levels of the Reference Rate above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical levels of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Rate on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Reference Rate will result in the return of any of your principal amount in excess of $890 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of

JPMorgan Structured Investments —	PS-8
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate

the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Rate?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the 5-Year Euro ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-9
Partial Principal-At-Risk Notes Linked to the 5-Year Euro ICE Swap Rate